UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Citi Trends, Inc.
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CITI TRENDS, INC. URGES STOCKHOLDERS TO VOTE “FOR” ITS DIRECTOR NOMINEES ON THE BLUE PROXY CARD

Highlights Strong and Improving Financial Results - the Company’s Strategy is Working

Announces Company Proposal to Declassify Board of Directors at 2018 Annual Meeting

Urges Stockholders to Vote on the BLUE Proxy Card “FOR” each of Citi Trends’ Highly Qualified and Experienced Directors

SAVANNAH, GA (May 22, 2017) — Citi Trends, Inc. (“Citi Trends” or the “Company”) (NASDAQ:CTRN) today urged its stockholders to vote FOR each of the Company’s three highly qualified and experienced director nominees: Barbara Levy, Lawrence E. Hyatt and R. Edward Anderson. With the Company’s Annual Meeting of Stockholders fast approaching on May 24th, now is the time for stockholders to cast their votes on the BLUE proxy card and secure the future of their Citi Trends investment.

This year’s vote is particularly significant as Macellum Advisors GP, LLC and certain affiliated entities (collectively, “Macellum”), has nominated two individuals in opposition to two of the Company’s three incumbent director nominees. One of the dissident nominees, Macellum’s Portfolio Manager Jonathan Duskin, boasts of being a “retail expert” and an “excellent board member” — these claims, however, are simply disconnected from reality. In Mr. Duskin’s wake as a director lie a slew of companies that have either seen their value slashed, or worse yet, gone into liquidation or bankruptcy.

A vote for your Board is a vote for proven value creation, even against the backdrop of a collapsing apparel marketplace. A vote for Mr. Duskin is a vote for proven value destruction.

Based on the flawed analysis, false narratives and unwarranted critiques submitted by Macellum throughout this contested election campaign, the Board is confident that the election of any of Macellum’s nominees at the upcoming Annual Meeting would present significant risks to the value of stockholders’ investment in Citi Trends.

THE CITI TRENDS BOARD HAS THE RIGHT LEADERSHIP TO DRIVE CONTINUED GROWTH, AND IS COMMITTED TO CORPORATE GOVERNANCE BEST PRACTICES

Citi Trends’ Board is highly engaged with and oversees the Company’s experienced senior management team, providing oversight and accountability in all key aspects of the business. The Company’s directors have a deep understanding of the urban apparel and specialty retail industries in which Citi Trends operates, and they are dedicated to corporate governance practices that promote the long term success of the Company and deliver value to stockholders.

To that end, the Board has committed to presenting a proposal to declassify the Board in the proxy statement for the Company’s 2018 annual meeting of stockholders, which would result in annual elections for directors for one-year terms. Following stockholder feedback and a thorough evaluation of the benefits and hindrances of a classified board structure, the Board concluded that a declassified board is in the best interests of Citi Trends and its stockholders.

In addition to creating and enhancing stockholder value, the Board is also committed to responsibly returning capital to its stockholders. After the strategic merchandising pivot implemented in 2012 successfully restored the Company’s profitability, growth and stability to levels that warranted a prudent return of cash to Citi Trends stockholders, the Board announced and completed a $15 million repurchase program and instituted a regular quarterly dividend in 2015. This year, the Board announced an expanded capital return program, which aims to return approximately $30 million to stockholders over the next 12 months, in the form of a 33% quarterly dividend increase and a new share repurchase program of up to $25 million. These actions are a direct result of the Board’s ongoing disciplined and responsible fiscal stewardship, and serve as direct evidence of the success of the Board’s existing strategy.

CITI TRENDS HAS GENERATED SUPERIOR TOTAL RETURNS IN A CHALLENGING RETAIL ENVIRONMENT, AND ITS CURRENT STRATEGY IS YIELDING TANGIBLE RESULTS

Citi Trends’ Board of Directors acted quickly and decisively to proactively manage out of a declining business, which has enabled the Company to deliver a total stockholder return of 50.3% over the last five years, compared with 25.1% and a negative 34.3% from the S&P 600 Retailing Index and Citi Trends’ peer group, respectively. The 2012 transformation that followed the collapse of the urban branded apparel phenomenon enabled the Company not just to survive, but evolve and actually outperform its peers over the subsequent five years.

Today, Citi Trends is executing a well-defined strategy that is already driving substantially improved performance, as illustrated by the most recent quarterly financial results. Total sales in the 13-week period ended April 29, 2017 increased 3.2% to $200.0 million and net income adjusted for proxy contest expenses increased 14%, while comparable store sales increased despite a delay in tax refund distributions.

The Company’s strategy is working - do not let Macellum derail this forward progress through its unwise and unrealistic proposals to change Citi Trends’ merchandise assortment, target demographic and brand DNA.

MACELLUM’S NOMINEES OFFER NO NEW RELEVANT EXPERIENCE, SKILLS OR PRESPECTIVE — DO NOT ALLOW THEM TO DERAIL CITI TRENDS PROGRESS

As part of their campaign against Citi Trends, Macellum seeks to elect two nominees that have NO track record of creating value on public company boards to replace two of your highly qualified directors, Executive Chairman Ed Anderson and Lawrence Hyatt.

•                  Mr. Anderson has in-depth knowledge of Citi Trends and its target customers, attained from his tenure of more than 11 years as CEO and 15 years as a director.  In addition, Mr. Anderson has more than three decades of relevant executive management experience and a distinguished career of leadership in other companies in our industry.

•                  Mr. Hyatt, a former public company CFO, has advised companies in a range of sectors and has particular knowledge of the retail industry from his senior executive roles at Cracker Barrel and Cole National Corporation and service on your Board. Mr. Hyatt currently serves as the chairman of the Audit Committee.

Who is Macellum recommending to replace Mr. Anderson and Mr. Hyatt? The first, Jonathan Duskin, is an individual who has NO retail operating experience, NO understanding of the urban fashion market and repeatedly destroyed stockholder value as a director.  Every company where Mr. Duskin has served as a director has gone bankrupt, been liquidated, or experienced a significant loss in stockholder value, which constitutes a track record that is directly at odds with the “retail expert” title with which he has anointed himself.

Do not let Citi Trends become yet another case study of Mr. Duskin’s inability to create value as a board member.

Furthermore, Mr. Duskin’s behavior and approach as an activist have been nothing but ill-informed, antagonistic and disruptive, which would ultimately impact the Board’s ability to effectively oversee the business if he were elected as a director. The Company has serious concerns that, given his poor credentials, ignorance of the apparel industry and apparent knack for destroying value, Mr. Duskin’s presence in the Boardroom would have an immediate and significantly negative impact on Citi Trends’ abilities to recruit and retain talent. With the executive transition currently underway, this is simply unacceptable.

Paul Metcalf, Macellum’s other nominee, has NO public board experience, extremely limited public company management experience and NO experience focused on the urban fashion market.

The skills and abilities of your incumbent directors, who have successfully designed, implemented and overseen the Company’s current strategic plan, stand in stark contrast with those of the individuals proposed by Macellum.

Electing Citi Trends’ incumbent directors will allow the Company’s forward momentum to continue uninterrupted.

PROTECT THE VALUE OF YOUR INVESTMENT IN CITI TRENDS:

VOTE THE BLUE PROXY CARD TODAY

Citi Trends strongly recommends its stockholders vote “FOR” ALL of its experienced and highly qualified director nominees on the BLUE proxy card: Barbara Levy, Lawrence E. Hyatt, and R. Edward Anderson.

Stockholders can vote for Citi Trends directors by telephone, online or by signing, dating and returning the BLUE proxy card. If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 or toll-free at (877) 566-1922.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 538 stores located in 31 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchases, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets, the ability to anticipate and respond to fashion trends and the outcome of our current proxy fight and any other actions of activist stockholders. Any forward-looking statements by the Company with respect to the Company’s intention to declare and pay dividends, repurchase shares pursuant to the share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2017 Annual Meeting to be held on May 24, 2017. On April 3, 2017, Citi Trends filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials filed with the SEC in connection with Citi Trends’ 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Media Contact:

Phil Denning, ICR

646-277-1258

phil.denning@icrinc.com

Investor Contact:

Bruce Goldfarb, Chuck Garske and Teresa Huang

Okapi Partners

212-297-0720